Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Number 333-163746

CATERPILLAR FINANCIAL SERVICES CORPORATION
$8,000,000,000
CAT FINANCIAL POWERINVESTMENTSM
VARIABLE DENOMINATION FLOATING RATE DEMAND NOTES

PowerInvestmentSM -  INVESTMENT APPLICATION
Issued by Caterpillar Financial Services Corporation

1 GENERAL INFORMATION (select one)

Cat Employee
Cat Customer
Cat Supplier
Cat Retiree
Cat Dealer employee/retiree
Other___________________
Cat Shareholder
Cat Dealer
Will you receive funds from outside the U.S.? Yes No

What is the estimated total amount you intend to invest?* $________________________
*Total investments are subject to a maximum limit. For further details, please reference the program prospectus.

Primary Owner (Individual, Joint & Custodial Investments)

Name (Last, First, M.I.)
Social Security Number
Date of Birth
Driver’s License Number
State
Occupation/Position
Annual Income

2 TYPE OF INVESTMENT OWNERSHIP

Individual Ownership
Joint Ownership

Name (Last, First, M.I.)
Social Security Number
Date of Birth
Driver’s License Number
State
Occupation/Position
Annual Income

Gifts to Minors
Name of Minor (Last, First, M.I.)
Minor’s Social Security Number Date of Birth
Minor’s State of Residence

Trust

Please attach an additional page and provide the Name, Social Security Number, Date of Birth and Driver’s License Number of each additional trustee.

Please include a copy of the first 3 and last 3 pages of the Trust.

Title and Date of Trust
Taxpayer Identification Number

Name of Trustee #1 (Last, First, M.I.)

Social Security Number
Date of Birth
Driver’s License Number
State

Name of Trustee #2 (Last, First, M.I.)

Social Security Number
Date of Birth
Driver’s License Number
State

Corporate, Partnership, LLC or Association

Please provide evidence of the individuals authorized to sign on behalf of the corporation,  partnership, LLC or association.

Name of Corporation, Partnership, LLC or Association

Taxpayer Identification Number

Do you operate under an Assumed Name or DBA (Doing Business As)?
Yes
No
If yes, what name? ____________________________________________________
Type of Business _____________________________________________________
In which state was your business registered? _________________________________
Established date ________________________ Number of employees____________
Annual Sales Revenue ____________________

3 MAILING ADDRESS

Registered Address

Street Address (P.O. Box will not be accepted) Apt.
City State Zip
Home Phone with Area Code
Work Phone with Area Code

Joint Owner’s Address (Only if different from above)

Street Address (P.O. Box will not be accepted) Apt.
City State Zip
Home Phone with Area Code
Work Phone with Area Code

Trustee Address

Street Address Trustee #1 (P.O. Box will not be accepted) Apt.
City State Zip
Home Phone with Area Code
Work Phone with Area Code

Street Address Trustee #2 (P.O. Box will not be accepted) Apt.
City State Zip
Home Phone with Area Code
Work Phone with Area Code

To help fight the funding of terrorism and money laundering activities, the U.S.
government has passed the USA PATRIOT Act, which requires banks, including our processing agent bank, to obtain, verify, record and, in certain circumstances, report information that identifies persons who engage in certain transactions with or through a bank. This means that, in order for us to sell you a Cat Financial PowerInvestmentSM note, we will need the name, residential or street address (no P.O. boxes), date of birth and Social Security
Number or other Tax ID of ALL PERSONS listed on the note.

The Cat Financial PowerInvestment is not a money market fund, which is typically a diversified fund consisting of short-term debt securities of many issuers. This investment is not subject to the diversification and investment quality standards of the Investment Company Act of 1940. An investment in
PowerInvestment notes is not equivalent to a deposit or bank account and is not FDIC insured. These notes are not rated by any rating agency and we do not anticipate that they will be rated in the future.

4 INITIAL INVESTMENT

The minimum initial investment is $250. However, if you first invest through a
Caterpillar Peoria payroll or pension deduction, then the initial investment is $50 each month until the minimum required investment of $250 is attained. Thereafter the $250 minimum must be maintained. This $50 minimum initial investment is only available to those investing through a Caterpillar Peoria payroll or pension deduction.

Check

$ Amount (minimum of $250)

Please enclose your personal check made payable to Cat Financial PowerInvestmentSM.
Corporate checks are acceptable for corporate investments only. Investments made by check are available for redemption seven (7) business days after posting. No cashier’s checks, third-party checks, starter checks, traveler’s checks, credit-card checks or money orders will be accepted for an initial investment.

Payroll Deduction (Caterpillar Peoria-paid Employees Only)

$ Amount to be deducted per check

Please indicate your payroll category below:

Hourly paid weekly --$12.50 minimum per paycheck to join
Salaried paid twice monthly --$25 minimum per paycheck to join
Management paid monthly --$50 minimum per paycheck to join

Pension Deduction

$ Amount to be deducted per check ($50 minimum per Pension check)

5 SUBSEQUENT INVESTMENT OPTIONS

Automatic Investment from Checking Account

$ Amount (minimum of $50)

Attach a voided check, which will provide your correct bank information for processing, or provide the information below. Automatic withdrawals occur on or about the 18th of each month.

Name of Checking Account Holder(s)

Checking Account Number

Savings Account Number

Financial Institution Routing Number

City State Zip

6 REDEMPTION OPTIONS

Written Redemption (Automatic)
You may redeem all or part of your money by writing:

Cat Financial PowerInvestmentSM
P.O. Box 75956
Chicago, IL 60675-5956

Redemption must be in the amount of $250 or more, or the balance of your notes, whichever is less. This written redemption option is the only way you may redeem your entire investment in Cat Financial PowerInvestment notes.

Check Writing (Automatic)

A supply of free checks will be sent to your mailing address in 10 business days
(minimum per check is $250).

Telephone Redemption (Check if desired)

This option allows you to call and request a check be sent to the registered account address (minimum telephone redemption if sent by check is $250 and if sent by wire is $1,000).

Automatic Redemption (Check if desired)

This option allows you to have a check for redeemed PowerInvestment notes sent to you in a specified amount on a periodic basis (automatic draft on or about the 16th of the month only). This option is only available if your investment balance will be
$10,000 or more after such redemption.

Redemption proceeds will be mailed to the owner at the registered address.

$ Amount per month (minimum of $250)

Wire Transfer (Check if desired)

By calling Cat Financial PowerInvestment, you can request funds be sent to a specified bank account (minimum $1,000). A fee will apply. Enter your bank account information below:

Name of Bank

Name on Bank Account

Checking

Savings

Address of Bank

City State Zip

ABA Number Account Number

7 AUTHORIZATION

I (we) represent that I am (we are) of legal age, have the authority to invest in and redeem
Cat Financial PowerInvestment notes pursuant to information contained on this form, and have received and read the current Prospectus pursuant to which the Cat Financial
PowerInvestment notes are offered. I (we) acknowledge that the Cat Financial
PowerInvestment notes are not a bank account, are not protected by the FDIC or other insurance, are an investment in the unsecured indebtedness of Caterpillar Financial
Services Corporation and are backed only by the assets of Cat Financial, and are not guaranteed by Caterpillar, Inc. or any other company. I (we) further acknowledge that these notes are not rated by any rating agency and are not anticipated to be rated in the future. I (we) further represent that the notes purchased pursuant to this application and any further purchases of notes are suitable investments in light of my (our) financial resources and investment objectives. By signing this form, I (we) certify under penalties of perjury that 1) I am (we are) not subject to backup withholding under provisions of
Section 306 (a)(1)(c) of the Internal Revenue Code.

I am (we are) not subject to backup withholding because I (we) have not been notified by the IRS that I am (we are) subject to IRS backup withholding (unless the box below is checked).

I (we) have been notified of and I am (we are) subject to IRS backup withholding.

Signature Date

Signature of Joint Owner Date

Mail completed application to: Cat Financial PowerInvestmentSM | P.O. Box 75956 | Chicago, IL 60675-5956

© 2009
Caterpillar Financial Services Corporation
Printed in U.S.A.

www.catfinancialpowerinvestment.com

Investor Services 1.800.233.2164

7:30 a.m. - 6 p.m. CST Monday-Friday